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                                                                    Exhibit (4)B

                                   ECOLAB INC.

                        OFFICER'S CERTIFICATE PURSUANT TO
                 SECTIONS 2.1 AND 2.3 AND SECTION 2.6(b) OF THE
                         AMENDED AND RESTATED INDENTURE

                                JANUARY 23, 2001

     1. I, Daniel J. Schmechel, do hereby certify that I am the duly appointed Treasurer of Ecolab Inc., a Delaware corporation (the "COMPANY").

          I further certify, pursuant to the authority delegated to me, as Treasurer of the Company, by the Chief Financial Officer of the Company pursuant to resolutions adopted on August 18, 2000 by the Board of Directors of the Company (the "BOARD") (copies of which resolutions and letter of delegation are attached hereto as EXHIBIT I), that, pursuant to Section 2.3 of the Amended and Restated Indenture, dated as of January 9, 2001 (the "INDENTURE"), between the Company and Bank One, National Association (f/k/a The First National Bank of Chicago), a national banking association, as trustee (the "TRUSTEE"), which indenture amends and restates the Indenture, dated as of November 1, 1996, between the Company and the Trustee, a series of debt securities of the Company is hereby established with the following terms and provisions (unless otherwise defined herein, capitalized terms used herein have the meanings given thereto in the Indenture):

               (a) The title of such series of debt securities is the "6.875% Notes due February 1, 2011" (the "NOTES").

               (b) The aggregate principal amount of the Notes that may be authenticated and delivered under the Indenture is $150,000,000 (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, or upon redemption of, other Notes pursuant to Sections 2.8, 2.9, 2.11 or 12.3 of the Indenture).

               (c)  The Stated Maturity of the Notes is February 1, 2011.

               (d) The Notes shall bear interest at 6.875% per annum from January 26, 2001, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, payable semiannually on February 1 and August 1 of each year (each, an "INTEREST PAYMENT DATE"), commencing August 1, 2001, to the Persons in whose names the Notes (or one or more predecessor Securities) are registered at the close of business on the Regular Record Date for

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such interest, which shall be the January 15 or July 15 (as the case may be), whether or not a Business Day, immediately preceding such Interest Payment Date.

               (e) Interest on the Notes shall be calculated on the basis of a 360-day year of twelve 30-day months and, for any period shorter than a full six-month interest period, on the basis of the actual number of days elapsed in such period.

               (f) The principal of and any interest on the Notes shall be payable at such place or places as provided in Section 3.2 of the Indenture.

               (g) The Notes may be redeemed, in whole or in part, by, and at the option of, the Company at any time after issuance and prior to maturity at a price equal to the greater of:

               -    100% of the principal amount of the Notes to be redeemed; or

               - the sum of the present values of the Remaining Scheduled Payments discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to the Redemption Date; PROVIDED, HOWEVER, that with respect to interest payments that are due on or prior to the Redemption Date, the Company will make payments of interest to the Holders of record of the Notes at the close of business on the Regular Record Date.

               "COMPARABLE TREASURY ISSUE" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

               "COMPARABLE TREASURY PRICE" means, with respect to any Redemption Date, (1) the arithmetic average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal


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amount) on the third Business Day before such Redemption Date, as published in the daily statistical release (or any successor release) by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (2) if such release (or any successor release) is not available or does not contain such prices on such Business Day, the arithmetic average of the Reference Treasury Dealer Quotations for such Redemption Date.

               "INDEPENDENT INVESTMENT BANKER" means one of the Reference Treasury Dealers appointed by the Company.

               "REFERENCE TREASURY DEALER" means Credit Suisse First Boston Corporation, Banc of America Securities LLC and their successors; PROVIDED, HOWEVER, that if Credit Suisse First Boston Corporation or Banc of America Securities LLC ceases to be a primary U.S. government securities dealer in New York City (a "PRIMARY TREASURY DEALER"), the Company will substitute another Primary Treasury Dealer.

               "REFERENCE TREASURY DEALER QUOTATIONS" means, with respect to each Reference Treasury Dealer and any Redemption Date, the arithmetic average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the Reference Treasury Dealer by 5:00 p.m. on the third Business Day before such Redemption Date.

               "REMAINING SCHEDULED PAYMENTS" means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal and interest on such Note that would be due after the related Redemption Date but for such redemption; PROVIDED, HOWEVER, that if such Redemption Date is not an Interest Payment Date, the amount of the next succeeding scheduled interest payment on such Note will be reduced by the amount of interest accrued on such Note to such Redemption Date.

               "TREASURY RATE" means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.


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               Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption.

               Except as otherwise set forth in this paragraph (g), the terms and conditions upon which and the manner in which the Notes may be redeemed by the Company pursuant to this paragraph (g) are governed by the provisions of
Article XII of the Indenture; PROVIDED that Section 12.5 of Article XII of the Indenture shall not apply to the Notes.

               (h) The Company has no obligation to redeem, purchase or repay the Notes pursuant to any mandatory redemption or sinking fund or analogous provisions or at the option of any Holder thereof.

               (i) The Notes are issuable in denominations of $1,000 and any integral multiple thereof.

               (j) The entire $150,000,000 principal amount of the Notes shall be payable upon declaration of acceleration of the maturity thereof pursuant to
Section 5.2 under the Indenture.

               (k)  The Notes will not be Original Issue Discount Securities.

               (l) The Notes shall be issued as one or more Registered Global Securities without Coupons.

               (m) The Notes will be issued in permanent global form. The Company initially appoints The Depository Trust Company, New York, New York ("DTC"), to act as the Depositary with respect to the Notes.

               (n)  [Reserved.]

               (o)  [Reserved.]

               (p) Payment of the principal and interest on the Notes will be made in Dollars.

               (q)  [Reserved.]


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               (r)  The defeasance and covenant defeasance provisions of Article
X of the Indenture will apply to the Notes.

               (s) The Events of Default set forth in Article V of the Indenture and the covenants (other than those set forth in Sections 3.6 and 3.10 of the Indenture) set forth in Article III of the Indenture will apply to the Notes.

               (t)  [Reserved.]

               (u) The Trustee, the initial Paying Agent and the initial Security Registrar shall be Bank One, National Association. The initial Depositary with respect to the Notes shall be DTC. The Security Register for the Notes shall be initially maintained at the Trustee's Corporate Trust Office in the Borough of Manhattan, the City of New York.

               (v)  The Depositary for the Notes is DTC.

               (w) Presentations and demands with respect to the Notes may be made and notices with respect to the Notes may be served at the Corporate Trust Office of the Trustee.

               (x) The Company will not pay additional amounts on the Notes held by Non-U.S. Persons in respect of any tax, assessment or governmental charge withheld or deducted.

               (y)  [Reserved.]

     2. The Notes will be evidenced by a Global Security in substantially the form attached hereto as EXHIBIT II, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture and may have imprinted or otherwise reproduced thereon such legend or legends or endorsements, not inconsistent with the provisions of the Indenture, as may be required to comply with any law or with any rules or regulations pursuant thereto, or with any rules of any securities exchange or to conform to general usage, all as may be determined by the officers executing such Global Security, as evidenced by their execution of such Global Security. In the event that certificated Notes (the "CERTIFICATED NOTES") are issued in exchange for the Global Security, the form of certificate evidencing each Certificated Note shall be in substantially the form of the attached Global Security, with such changes as are necessary to evidence the Notes in definitive form rather than as a Global Security.


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     3.   The form and terms of the Notes as established in this certificate have been established pursuant to Sections 2.1 and 2.3 of the Indenture and comply with the Indenture.

                            [Signature page follows.]


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     IN WITNESS WHEREOF, I have executed this certificate this 23rd day of
January 2001.

                                        /s/ Daniel J. Schmechel
                                        -------------------------------
                                        Daniel J. Schmechel
                                        Treasurer